Exhibit 99.2

Pixelworks, Inc. Q3 2018 Conference Call
November 1, 2018

Operator

Good day ladies and gentlemen, and welcome to Pixelworks Inc.’s third quarter 2018 earnings conference call. I will be your operator for today’s call. At this time, all participants are in a listen-only mode. Following management’s prepared remarks, we will conduct a question-and-answer session. This conference call is being recorded for replay purposes. I would now like to turn the call over to Pixelworks’ CFO, Mr. Steve Moore. Please begin…

Steve Moore

Good afternoon and thank you for joining us today. With me on the call is Todd DeBonis, Pixelworks’ President and CEO. The purpose of today’s conference call is to supplement the information provided in our press release issued earlier today announcing the Company’s financial results for the third quarter 2018.

Before we begin, I would like to remind you that various remarks we make on this call -- including those about our projected future financial results, economic and market trends, and our competitive position -- constitute forward-looking statements. These forward-looking statements and all other statements made on this call that are not historical facts are subject to a number of risks and uncertainties that may cause actual results to differ materially.

All forward-looking statements are based on the Company's beliefs as of today, Thursday, November 1, 2018, and we undertake no obligation to update any such statements to reflect events or circumstances occurring after today. Please refer to today’s press release, our Annual Report on Form 10-K for the year ended December 31, 2017, and subsequent SEC filings for a description of factors that could cause forward-looking statements to differ materially from actual results.

Additionally, the Company's press release and management’s statements during this conference call will include discussions of certain measures and financial information in GAAP and non-GAAP terms, including gross margin, operating expenses, net income/loss, and net income/loss per share. These non-GAAP measures exclude deferred revenue fair value adjustment, inventory step-up and backlog amortization, amortization of acquired intangible assets, stock-based compensation expense, restructuring expenses, discount accretion on convertible debt fair value, extinguishment of convertible debt, fair value adjustment on convertible debt conversion option and acquisition and integration costs. With the exception of stock-based compensation, all of these adjusting items are related to the acquisition and integration of ViXS Systems. We use these non-GAAP measures internally to assess our operating performance. The Company believes these non-GAAP measures provide a meaningful perspective on our core operating results and underlying cash flow dynamics, but we caution investors to consider these measures in addition to, not as a substitute for, nor superior to, the Company's consolidated financial results as presented in accordance with GAAP.

Included in the Company's press release are definitions and reconciliations of GAAP to non-GAAP net income/loss and GAAP net income/loss to adjusted EBITDA, which provide additional details.

With that said, I will now turn the call over to Todd for his opening remarks.

Todd DeBonis

Thank you, Steve and good afternoon to those joining us on today’s call.

As reported in today's press release, consolidated third quarter revenue was up over 11% sequentially and grew more than 14% year-over-year to $21.5 million, reflecting growth across all three of our end markets. Gross margin and earnings per share were both at the high-end of our guidance range, with gross margin expanding 200 basis points sequentially to 54.7%, and EPS improving by $0.07 over the prior quarter. In addition to delivering on our commitment of ViXS being accretive to earnings in the third quarter, we were profitable on both a GAAP and a non-GAAP basis - and we generated over $3.5 million in cash flow from operations.

Turning to updates on each of our end markets, and starting with our core Digital Projector business. Consistent with seasonal trends in the Projector market, revenue was up mid-single digits in the third quarter, which followed the significant sequential growth we reported in the second quarter. Customer demand and order patterns were broadly spread across several major accounts, and channel inventories remained relatively lean exiting the quarter.

Additionally, we recently completed the final development milestone on our co-development agreement with our large projector customer, resulting in recognition of nearly all of the remaining $2M offset to R&D expenses during the third quarter. I’m proud of our team’s solid execution on this multi-year development project, which generates sustainable long-term business from our co-development customer as well as intellectual property that can be leveraged across multiple other projectors customers. I want to emphasize that while we remain on track to release this next-generation Projector SoC for production by the end of this year, we anticipate our customer’s transition to this new chip across their product portfolio will be gradual and take place over the course of 2019 and into 2020.

Turning to Video Delivery - We had a very strong quarter with revenue growing 70% sequentially. As expected, this strength was primarily driven by the ramp in shipments of our XCode transcoders to consumer electronics OEMs in advance of the anticipated TV broadcast transition in Japan. As a result of this growth combined with our previous actions to streamline this business, the Video Delivery business was accretive to earnings in the third quarter.

As discussed on prior calls, Pixelworks is well positioned on multiple customer programs in Japan that incorporate our XCode family of processors in their next-generation consumer devices. Specific to the anticipated roll-out of the new TV broadcast standard in Japan, which supports over-the-air Terrestrial Broadcast in 4K and HDR quality, Pixelworks’ advanced decoding and transcoding SoCs are designed into a series of both converter boxes as well as full PVR-BD set-top-boxes. This broadcast transition is scheduled to go-live in December of this year, and our customers expect it to result in a meaningful upgrade cycle - as Japanese consumers, especially those that have existing 4K TVs, purchase compatible new equipment in order to view the higher-quality broadcast signal. In anticipation of this demand, our customers have announced a combination of converter boxes and full featured set-top-box devices utilizing one or more XCode processors, that will start shipping this month.

The second area of focus in our video delivery business is the over-the-air broadcast, or OTA market, primarily here in the U.S. As highlighted on our conference call last quarter, our transcoding SoCs continue to be designed into new OTA streaming products, such as the AirTV and Nuvyyo’s Tablo family of OTA and OTA DVR solutions.

In September, AirTV launched and added “Local Channels DVR” functionality for both new and existing AirTV customers, which is powered by Pixelworks’ transcoding technology. This new feature allows users to watch live and recorded local channels both inside and outside of the home, with no monthly subscription required. In addition to enabling the DVR recording and playback functionality on the AirTV device, our proprietary transcoding technology provides a number of critical benefits, including preserving the HD picture quality of the recorded content, optimizing the bandwidth needed for wireless streaming to connected display devices, and also reducing the storage capacity required to save recorded HD-quality content.

More broadly, there continues to be a growing market for alternative video platforms that incorporate the ability to access, stream and record OTA broadcast content. As evidence, both TiVo and Amazon recently launched new devices that support OTA functionality. Although we believe that neither of these devices match the performance of Pixelworks’ transcoding technology, they each serve as further validation of the broader market opportunity, while helping to increase the awareness of OTA among consumers.

In fact, as a key enabler of OTA streaming devices with our leading transcoding technology, Pixelworks is actively pursuing innovative ways to educate and promote consumer awareness for OTA solutions. During the quarter, we announced Pixelworks’ collaboration with a group of leading innovators in video display and delivery to launch a shared branding initiative, called FlexVu. As a growing number of consumers cut-the-cord on traditional cable and satellite subscriptions, the shared objective of the initiative is to promote and help consumers select the most seamless and high-performance cord-cutting solutions. By simplifying the ecosystem and enhancing the over-the-air (OTA) and over-the-top (OTT) video experience for consumers, we believe Pixelworks and our FlexVu partners will collectively benefit from increased awareness and adoption of best-in-class OTA solutions.

Shifting to Mobile - We demonstrated notable traction during the quarter, with revenue growing 33% sequentially and 400% year-over-year, driven by increased volume production orders of Iris mobile processors. Although still building from a relatively small base, the trend is significant - as we delivered our fourth consecutive quarter of revenue growth in Mobile.

Since our Q2 conference call, we’ve announced three wins on newly launched smartphones. First, in September ZTE launched its Axon 9 Pro smartphone incorporating our 3rd generation Iris processor, featuring Pixelworks’ industry leading MEMC (or motion estimation, motion compensation) processing technology.

Then, in October Nokia launched the Nokia 7.1, becoming the first smartphone to incorporate Pixelworks’ 4th generation Iris processor together with Qualcomm’s 636 apps processor. In addition to fully leveraging our most advanced SDR2HDR technology, our 4th generation Iris enabled the Nokia 7.1 to join the exclusive list of devices that are HDR certified by Amazon. Most notably about the 7.1 is that it incorporates flagship quality display technology, while being priced and positioned as a mid-tier global smartphone. More specifically, the Nokia 7.1 serves as commercial validation of the expanded SAM opportunity for Pixelworks’ mobile processing technology in mid-tier smartphones - conservatively, this effectively doubles the previously addressable unit potential of the flagship market segment.

Most recently, we announced that Xiaomi-backed Black Shark had incorporated Pixelworks’ 3rd generation Iris processor into the Black Shark Helo, their latest smartphone targeted for avid gamers. Following the significant notoriety and demand received on their inaugural gaming phone, Black Shark’s decision to again choose Pixelworks for its newest generation smartphone is testament to the value proposition of our advanced image and video processing technology as well as the extensive product/engineering support that we provide our mobile customers. Unique to the Black Shark Helo is a recently expanded capability we now offer with our 3rd generation processor, which enables Always-HDR mode. Previously only available on our 4th generation, this capability adds Pixelworks’ proprietary real-time SDR-to-HDR conversion technology to the features offered in 3rd generation Iris.

Our growing number of announced wins is driving increased customer interest in Pixelworks’ industry leading display processing technology, which is materializing in the expansion and quality of our pipeline. As part of our targeted sales approach, we are increasingly pursuing targeted opportunities on more mid-tier smartphones, with the Nokia 7.1 serving as the first proof-point of our initial success.

Additionally, subsequent to quarter-end we announced the appointment of Peter Carson as the new Vice President of Marketing, for Mobile. Peter is a true industry veteran, most recently holding multiple influential product marketing roles at Qualcomm. He brings an extensive track record of wireless and mobile semiconductor experience to our existing team, and I look forward to Peter spearheading our efforts to further increase the prominence of Pixelworks’ brand and technology in the mobile market.

As a final note, we are continuously advancing our mobile product roadmap, and we are currently scheduled to tape-out our 5th generation Iris mobile processor before the end of the year - I look forward to more formally introducing this new product in early 2019.

Concluding Remarks

To close out my prepared remarks, our strong third quarter financials were complemented by increased market traction in Mobile and Video Delivery, including a series of wins on newly launched customer products and features. We continue to expand both the number, and more importantly the quality, of our customer engagements in support of sustainable long-term growth. As our leading image and video-centric processing and delivery solutions are incorporated into a larger number of consumer products, the prominence associated with Pixelworks’ technology will continue to grow, leading to further adoption and increased momentum.

In the fourth quarter, we expect to deliver continued year-over-year revenue growth, with strength in our Mobile and Video Deliver businesses being offset by seasonality in the Project market.

With that I'll turn the call over to Steve for a more detailed review our third quarter financials and our guidance for the fourth quarter. Steve?

Steve Moore

Thank you, Todd.

Revenue for the third quarter of 2018 was $21.5 million, which reflected a combination of seasonal growth in our digital projector business, expanded shipments of Iris mobile processors in support of new smartphone launches, and a ramp in shipments of XCode transcoding chips to OEM customers in Japan. For comparison, revenue in the second quarter of 2018 was $19.3 million and in the third quarter of 2017 was $18.8 million.

The breakdown of revenue during the third quarter was as follows:

Revenue from Digital Projector was approximately $17.0 million.

Mobile revenue was approximately $1.0 million.

And revenue from Video Delivery was approximately $3.5 million.

Non-GAAP gross profit margin was 54.7% in the third quarter of 2018, compared to 52.7% in the second quarter of 2018 and 54.9% in the third quarter of 2017.

Non-GAAP operating expenses were $8.9 million in the third quarter of 2018, compared to $10.0 million in the second quarter of 2018 and $8.9 million in the third quarter of 2017. Note, lower operating expenses in both the third quarter of 2018 and the third quarter of 2017 reflected the recognition of approximately $1.8 million and $1.3 million, respectively, of offsets to R&D associated with our co-development project with a large projector customer.

Adjusted EBITDA was $3.8 million for the third quarter of 2018, compared to $1.1 million in the second quarter of 2018 and $2.3 million in the third quarter of 2017. A reconciliation of adjusted EBITDA to GAAP net income/loss may be found in today's press release.

We reported non-GAAP net income of $2.5 million, or 7 cents per diluted share, in the third quarter of 2018, compared to a non-GAAP net loss of $140,000, or breakeven on a per share basis, in the prior quarter, and non-GAAP net income of $976,000, or 3 cents per diluted share, in the third quarter of 2017.

Moving to the balance sheet, we ended the third quarter with cash, cash equivalents and short-term investments of approximately $24.1 million, an increase of nearly $4.0 million from the prior quarter - largely driven by cash from operations.

Other balance sheet metrics include day’s sales outstanding of 24 days at quarter-end, compared with 31 days at the end of the second quarter 2018. Inventory turns during the third quarter of 2018 were 12.9 times, compared to 13.7 times in the prior quarter.

Our guidance for the fourth quarter of 2018 is as follows:

We expect revenue to be in a range of between $20 million and $21 million, reflecting typical seasonality in the digital projection market partially offset by continued year-over-year growth in Mobile and Video Delivery. Q4 revenue includes approximately $1.5 million in planned End of Life projector revenue.

We expect non-GAAP gross profit margin of between 53% and 55%.

For operating expenses, we expect the fourth quarter to range between $9.5 million and $10.5 million on a non-GAAP basis. Our expectations for operating expenses in the fourth quarter of 2018 include the anticipated recognition of approximately $200,000 of offsets to R&D related to our co-development project with a large digital projector customer. We expect the offset to R&D in the fourth quarter to be the last offset associated with the current co-development agreement.

And finally, we expect fourth quarter non-GAAP earnings per share to be in the range of between breakeven and 4 cents per diluted share.

With that, we will now open the call for questions.